                             FIRST AMENDMENT TO THE
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          FIRST AMENDMENT to the AGREEMENT AND PLAN OF MERGER, dated as of May 10, 1996 ("Agreement"), by and between Megamation Inc., a Delaware corporation (the "Company"), and MI Merger Corp., a Delaware corporation ("Mergerco").

          WHEREAS, the Company and Mergerco executed an Agreement and Plan of Merger ("Merger Agreement") dated March 19, 1996 pursuant to which, at the Effective Date (as described therein), Mergerco would be merged with and into the Company with the Company continuing as the surviving corporation of the merger; and

          WHEREAS, the Company and Mergerco have decided to amend the Merger Agreement pursuant to this Agreement.

          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

          1. Section 5.2 of the Merger Agreement. Section 5.2 of the Merger
             -----------------------------------
Agreement is hereby amended in part to include the following language as subsection (d):

          (d) The holders of less than a majority of the outstanding shares of the Company Common Stock (excluding shares beneficially owned by Tristram C. Colket, Jr. or Max Cooper) shall vote against the Merger.

          2.  No Other Changes. Except as amended hereby, the Merger Agreement
              ----------------
shall remain in full force and effect.

          3.  Waiver; Amendment.  No amendment or other modification of this
              -----------------
Agreement shall be valid or binding on either party hereto unless reduced to writing and executed by the parties hereto.

          4.  Governing Law. This Agreement will be governed and construed under
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and in accordance with the laws of the State of Delaware.

          5.  Section Headings. All section headings herein have been inserted
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for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

          6.  Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.


                              MEGAMATION INC.


                              By: /s/ Edward F. Borkowski
                                  -----------------------
                              Name: Edward F. Borkowski
                              Title: President


                              MI Merger Corp.


                              By: /s/ Tristram C. Colket, Jr.
                                  ---------------------------
                              Name: Tristram C. Colket, Jr.
                              Title: President

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